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           EXHIBIT 12 -  RATIO OF EARNINGS TO FIXED CHARGES


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OLD KENT FINANCIAL CORPORATION
Ratio of Earnings to Fixed Charges
                                        Nine Months Ended
                                           September 30                       Years Ended December 31
                                                               (dollar amounts in thousands)
                                          1998      1997          1997       1996       1995       1994       1993
Earnings:
  Income before income taxes            $222,357  $208,192      $273,885   $238,722   $214,613   $205,702   $198,298
  Fixed charges                           94,610    70,196        99,490     70,477     70,682     38,646     22,137

                                        $316,967  $278,388      $373,375   $309,199   $285,295   $244,348   $220,435

Fixed charges:
  Interest expense
    (other than interest on deposits)   $ 94,580  $ 70,166      $ 99,449   $ 70,436   $ 70,641   $ 38,605   $ 22,096
  Interest factor in rent expense            --        --            --         --         --         --         --
  Other                                       30        30            41         41         41         41         41

                                        $ 94,610  $ 70,196      $ 99,490   $ 70,477   $ 70,682   $ 38,646   $ 22,137


Ratio of earnings to fixed charges,
  excluding interest on deposits            3.35      3.97          3.75       4.39       4.04       6.32       9.96


Including Interest On Deposits


Earnings:
  Income before income taxes            $222,357  $208,192      $273,885   $238,722   $214,613   $205,702   $198,298
  Fixed charges                          379,291   366,248       495,383    453,060    433,167    303,592    264,605

                                        $601,648  $574,440      $769,268   $691,782   $647,780   $509,294   $462,903

Fixed charges:
  Interest expense                      $379,261  $366,218      $495,342   $453,019   $433,126   $303,551   $264,564
  Interest factor in rent expense            --        --            --         --         --         --         --
  Other                                       30        30            41         41         41         41         41

                                        $379,291  $366,248      $495,383   $453,060   $433,167   $303,592   $264,605
Ratio of earnings to fixed charges,
  including interest on deposits            1.59      1.57          1.55       1.53       1.50       1.68       1.75
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The Corporation had no preferred stock outstanding during any period presented.  Accordingly, its ratio of earnings to combined fixed charges and preferred stock dividends is the same as its ratio of earnings to fixed charges.